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                                                                   EXHIBIT 23.01

                        CONSENT OF INDEPENDENT AUDITORS

          We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Quintiles Transnational Corp. for the registration of up to $36,730,000 aggregate principal amount of its 4.25% Convertible Subordinated Notes Due May 31, 2000 and 443,867 shares of its common stock and to the incorporation by reference therein of our report dated October 14, 1997 with respect to the consolidated financial statements of Quintiles Transnational Corp., included in its Current Report on Form 8-K dated October 17, 1997 filed with the Securities and Exchange Commission.

                                             /s/ Ernst & Young LLP

Raleigh, North Carolina
November 14, 1997